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                                                                EXHIBIT 23-b
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                  INDEPENDENT AUDITORS' CONSENT


To the Stockholders and Board of Directors
POSCO HULS Co., Ltd.

We consent to incorporation by reference in the registration statement (Nos. 33-96420 and 333-19159) on Form S-8 of MEMC Electronic Materials, Inc. of our report dated January 12, 1997, relating to the balance sheet of POSCO HULS Co., Ltd as of December 31, 1996, and the statements of earnings, (proposed) appropriation (disposition) of retained earnings (deficit) and cash flows for the year ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of MEMC Electronic Materials, Inc.



                                 /s/  KPMG San Tong & Co.

Seoul, Korea
March 21, 1997